SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	June 17, 2014

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 48 Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[  ]           Written communication pursuant to Rule 425 under the Securities Act;
[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 – Other Events

In its continuing effort to provide maximum visibility into the process currently underway with respect to the DA signing by Omagine LLC and MOT, the Company is providing the following information to its shareholders in order to keep them informed of the Company’s activities with respect to the DA signing process.

As previously reported:

On May 19, 2014, the MOT Staff and Omagine management again met at MOT for several hours and completed the review of 100% of the DA and 100% the 32 Schedules to the DA. The result of this final review was that all matters in the DA and Schedules were agreed.

At the conclusion of the May 19th meeting, the MOT Staff again requested that we provide them with a draft copy of the DA showing in redline (tracked changes), the few minor changes agreed at the May 19th meeting so that they could do a review among themselves and with the Minister of Tourism. We delivered this redline document to MOT on May 21, 2014.

The MOT Staff indicated that another meeting was probably not necessary as the changes were so few and minor. We insisted however, on having another meeting (the “Final DA Meeting”) as soon as possible to secure a final sign off on the entire DA document and to set a signing date for the DA. Although a truly excessive amount of time was consumed at these meetings to once again plow old ground with new people, in order to reach the conclusive result attained, there was really no alternative but to do so. We expected the Final DA Meeting to occur sometime shortly after May 26, 2014.

Subsequently:

During the next 2 weeks (May 25 to June 7) we were in communication with the MOT Staff and it was decided that such a Final DA Meeting was unnecessary as MOT was meeting internally and with the Minister of Tourism to finalize all matters.

On June 8, 2014, Mr. Drohan had an extremely pleasant and friendly conversation with His Excellency Ahmed Al-Mahrizi, the Minister of Tourism.  The Minister expressed surprise that Mr. Drohan had any concerns whatsoever, and he stated several times to Mr. Drohan that he had met recently with his staff and all matters with respect to the Omagine DA were now finalized and agreed by MOT. The Minister repeated several times to Mr. Drohan: “Don’t be concerned Frank that we are going to try to change or re-negotiate anything  -- we agree on everything in the DA and are ready to sign it. The MOT review of the DA is finished and Hilal will be in touch with you soon regarding setting a signing date.”

The Minister stated that the new Krooki (land deed) had not been issued yet but he went on to say:  “but don’t worry Frank, the Krooki is no problem. The size of the Omagine plot is as we discussed – the 1 million square meters with the boundaries adjusted per the drawing we gave you” (the “Boundary Drawing”).

Management would prefer that the new krooki be incorporated into the DA as an exhibit – and we remain hopeful that it will be issued soon – but, given the delays from MOH to date, we are presently inclined to sign the DA with an exhibit including the Boundary Drawing and a detailed description of the new boundaries for the Omagine Site.

The next day, on June 9, 2014, Mr. Drohan received the following email from Mr. Hilal Al-Hinai of MOT:

“Hi Frank

Yes the DA is reviewed by the team but there is one more paper that you have to agree and sign. The team is working in it. Once it finalized   I will let you know. Thanks “

Management is unaware at this time of the precise nature of the “one more paper” that is required to be agreed and signed. Although, we do not expect it to be significant (since the entire DA is agreed), we have no way of being certain if our expectation is correct until this document is received by us. Management has been following up with MOT with respect to the “one more paper”, but as of the date hereof MOT has not yet delivered it to Omagine LLC.

Despite the slow and tedious nature of the process - a slowness and tedium that is not at all uncommon in Oman or the Middle East – management presently believes that our patient and deliberative negotiations have resulted in a successful conclusion for Omagine LLC.  Importantly, all of the most important commercial provisions of the DA – the land – the land price – the Usufruct Agreement – and the 60% ownership of Omagine LLC by Omagine, Inc. – have all been either preserved or enhanced.

Management’s present assessment is that the DA signing date – while difficult to predict with precision – remains imminent (although imminent in Oman – while inexorable - may be at a somewhat slower pace than is commonly understood).

Until a DA signing date is agreed however, no estimate, however well founded, for such a date is certain to occur. While it remains possible that we may object to signing the DA until the new krooki (land deed) is actually issued, we remain confident that this long-lasting DA signing struggle is now ended.

Past experience indicates that caution should be exercised in making any assumptions until the DA is actually signed by the parties. In light of such past experience, we caution investors that we cannot give any assurance that the DA will be signed by the parties until it is actually signed by them.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements.

Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement and the Usufruct Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (including the many delays as described in our previous SEC Reports) to sign the Development Agreement and the Usufruct Agreement with the Government of the Sultanate of Oman.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: June 17, 2014	By:	/s/ Frank J. Drohan
Frank J. Drohan,
Chairman of the Board,
President and Chief
Executive Officer